Exhibit 99.1

GAIN Capital Reports 2012 Third Quarter Results

—Net revenue of $40.0 million

—Adjusted EBITDA* of $6.2 million

—Net income of $3.2 million; $0.08 per diluted share

—Adjusted net income* of $3.6 million; $0.09 per diluted share

BEDMINSTER, N.J., November 1, 2012 /PRNewswire/ —

GAIN Capital Holdings, Inc. (“GAIN”) (NYSE: GCAP), a leading global provider of online trading services, reported net income of $3.2 million, or $0.08 per share, and adjusted net income of $3.6 million, or $0.09 per share, for the third quarter ended September 30, 2012.

“In the third quarter, we launched new products and services in both our retail and institutional businesses, while lowering our operating expenses in our core retail business. As a result, we were able to achieve an adjusted EBITDA of $6.2 million and an adjusted EBITDA margin of 15.5% in this period of muted volatility and difficult market conditions,” said Glenn Stevens, chief executive officer of GAIN Capital. “Our revenue performance benefitted from the contribution of our institutional business, GTX, which continued to grow at a time when many of our competitors are reporting decreasing trading volumes, and one month of contribution from our online futures broker Open E Cry (OEC), which we acquired at the end of August.”

“In the fourth quarter, we will introduce new marketing campaigns to promote our enhanced retail offering, which features an expanded portfolio of products delivered through our newly introduced platform, TRADE, positioning ourselves to benefit from improved market conditions. At the same time, we expect a positive impact from a full quarter’s contribution from the recent additions to GTX’s specialty execution desk and our futures business, OEC.”

“The completion of the OEC acquisition and the expansion of our institutional business demonstrates our strategy of investing in our retail and institutional FX business lines, while growing and diversifying our revenue sources through both organic initiatives and strategic acquisitions,” Mr. Stevens added.

Retail Business

In the third quarter of 2012, GAIN’s retail business generated revenue of $34.3 million, compared to $40.8 million in 2Q 2012 and $52.2 million in 3Q 2011. Total retail trading volume was $278.7 billion compared to $340.8 billion in 2Q 2012 and $447.9 billion in 3Q 2011, as low market volatility reduced client activity.

Despite quiet market conditions in the third quarter, active accounts in the period remained stable, decreasing 3% compared to 2Q 2012 and 4% compared to 3Q 2011. Client assets (excluding OEC) increased by 10.6% to $316.9 million as of September 30, 2012, compared to 3Q 2011, with a stable base of more than 74,000 retail accounts worldwide.

GAIN successfully launched TRADE in September, expanding its retail product offering more than threefold to over 250 tradable markets, including FX, as well as a range of contracts for difference on indices and commodities. TRADE also features innovative tools for market monitoring, technical trading and strategy building.

“The launch of TRADE is an important step in a program to deliver a world-class FX and CFD trading experience for active traders that will include multiple new asset classes, unique ways to trade a wide range of global markets, and innovative ways to engage with the wider trading community through social and community tools,” said Mr. Stevens.

GAIN will continue to roll out TRADE worldwide in the fourth quarter of 2012.

Institutional Business

GAIN’s institutional business, GTX, which serves institutional market participants, including hedge funds, banks and high-frequency trading firms, generated revenue of $4.2 million in 3Q 2012, compared with $1.4 million in 3Q 2011. Institutional volume was $503.7 billion, compared with $260.0 billion in 3Q 2011.

GTX recently expanded its specialty execution desk through the addition of a 14-person agency desk, which became operational in September 2012.

GTX is differentiated by innovative technology and a unique approach to liquidity management. GTX facilitates electronic and automated trade execution through its high performance trading platform, as well as voice execution services through a team of experienced professionals.

“GTX’s competitive advantages have allowed us to continue growing our institutional volume, even under challenging market conditions,” said Mr. Stevens. “The addition of new products and a significantly expanded specialty execution team are expected to continue to drive growth in GTX’s volume and revenue.”

Third Quarter Metrics

(Comparisons below are referenced to 3Q 2011)

•	Net revenue of $40.0 million, compared to $53.9 million

•	Net income of $3.2 million, compared to $7.6 million

•	Adjusted EBITDA* of $6.2 million, compared to $15.6 million

•	Adjusted net income* of $3.6 million, compared to $9.3 million

•	Diluted EPS of $0.08, compared to $0.20

•	Adjusted diluted EPS* of $0.09, compared to $0.24

•	Total retail trading volume of $278.7 billion, compared to $447.9 billion

•	Total institutional trading volume of $503.7 billion, compared to $260.0 billion

(*See below for reconciliation of non-GAAP financial measures)

Declaration of Quarterly Dividend

The Board of Directors approved a quarterly dividend of $0.05 per share, to be paid on December 21, 2012 to shareholders of record as of December 12, 2012.

Conference Call

GAIN Capital will host a conference call today, Thursday, November 1, 2012 at 6 pm ET. Those wishing to listen to the call should dial +1-866-783-2141(U.S. domestic) or +1-857-350-1600 (international), and enter the passcode 38636156# at least 10 minutes prior to the start of the call. A live audio webcast of the call, as well as PDF copies of this release and an accompanying presentation, will also be available on the investor relations section of the GAIN Capital website (http://ir.gaincapital.com)

The audio replay will be available for one week after the call by dialing +1-888-286-8010 (U.S. domestic) or +1-617-801-6888 (international), and entering passcode 35532589#. The replay will be available starting approximately two hours after the completion of the conference call.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

Through our retail brand, FOREX.com, we provide retail traders around the world with access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices. GAIN Capital also operates GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing; and Seoul.

For further company information, visit www.gaincapital.com

Consolidated Statements of Operations

In millions, except per share data

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue
Retail Trading revenue	$34.3	$52.2	$104.6	$146.1
Institutional Trading revenue	4.2	1.4	12.2	3.3
Other revenue	1.4	0.6	2.1	1.3

Total non-interest revenue	39.9	54.2	118.9	150.7
Interest revenue	0.1	0.1	0.4	0.3
Interest expense	—	(0.4)	(0.4)	(1.1)

Total net interest revenue (expense)	0.1	(0.3)	—	(0.8)

Net revenue	40.0	53.9	118.9	149.9

Expenses
Employee compensation and benefits	11.9	11.6	35.5	34.9
Selling and marketing	5.7	8.8	20.1	28.0
Trading expenses and commissions	8.9	9.9	26.9	25.5
Bank fees	0.8	1.3	2.5	3.4
Depreciation and amortization	1.2	1.0	3.2	2.9
Purchase intangible amortization	0.6	2.7	3.5	6.4
Communications and data processing	0.8	0.7	2.3	2.1
Occupancy and equipment	1.2	1.2	3.5	3.5
Bad debt provision	—	0.2	0.2	0.8
Professional fees	1.6	1.9	3.6	3.8
Product development, software and maintenance	1.1	1.0	3.3	3.0
Restructuring(1)	—	—	0.6	—
Other	1.8	1.9	5.1	5.6

Total	35.6	42.2	110.3	119.9

Income before tax expense	4.4	11.7	8.6	30.0
Income tax expense	1.2	4.1	2.2	11.0

Net Income	$3.2	$7.6	$6.4	$19.0

Earnings per common share:
Basic	$0.09	$0.22	$0.18	$0.55

Diluted	$0.08	$0.20	$0.16	$0.49

Weighted average common shares outstanding used in computing earnings per common share:
Basic	35,250,404	34,625,525	34,893,622	34,313,987

Diluted	38,560,657	38,916,038	38,927,673	39,025,699

(1)	Non-recurring expenses relating to cost-savings effected in 2Q 2012.

Condensed Consolidated Balance Sheet

In millions

(unaudited)

	September 30,	December 31,
	2012	2011
ASSETS:
Cash and cash equivalents	$7.6	$60.3
Cash and cash equivalents, held for customers	426.6	310.4
Short term investments	45.0	0.1
Receivables from banks and brokers	83.9	85.4
Property and equipment—net of accumulated depreciation	9.9	7.5
Prepaid assets	8.4	9.9
Goodwill	10.2	3.1
Intangible assets, net	10.7	10.8
Other assets	17.3	18.1

Total assets	$619.6	$505.6

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Payables to brokers, dealers, FCM’S and other regulated entities	$12.6	$17.3
Payable to customers	414.0	293.1
Accrued compensation & benefits payable	4.9	4.9
Accrued expenses and other liabilities	15.5	14.9
Income tax payable	2.6	2.6
Notes payable	—	7.9

Total liabilities	$449.6	$340.7

Shareholders’ Equity	$170.0	$164.9

Total liabilities and shareholders’ equity	$619.6	$505.6

(*) Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS

Adjusted net income is a non-GAAP financial measure and represents our net income excluding the after-tax impact of amortization of purchased intangibles. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted net income assists investors in evaluating our operating performance. However, because adjusted net income is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to Adjusted Net Income

In thousands, except per share data

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income applicable to GAIN Capital Holdings, Inc.	$3.2	$7.6	$6.4	$19.0
Add back of purchased intangible amortization, net of tax	0.4	1.7	2.6	4.0

Adjusted net income	$3.6	$9.3	$9.0	$23.0

Adjusted earnings per common share:
Basic	$0.10	$0.27	$0.26	$0.67

Diluted	$0.09	$0.24	$0.23	$0.59

Reconciliation of GAAP Net Income to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation, amortization and non-recurring expenses. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Adjusted EBITDA Margin is Adjusted EBITDA over revenue excluding interest on our note payable.

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

In millions

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Revenue	$40.0	$53.9	$118.9	$149.9
Interest expense	—	0.2	0.4	0.4

Net Revenue (ex. Interest expense)	40.0	54.1	119.3	150.3

Net income applicable to GAIN Capital Holdings, Inc.	$3.2	$7.6	$6.4	$19.0
Add back:
Depreciation & amortization	1.2	1.0	3.2	2.9
Purchase intangible amortization	0.6	2.7	3.5	6.4
Interest expense	—	0.2	0.4	0.4
Restructuring(1)	—	—	0.6	—
Income tax expense	1.2	4.1	2.2	11.0

Adjusted EBITDA	$6.2	$15.6	$16.3	$39.7

Adjusted EBITDA Margin(2)	15.5%	28.8%	13.7%	26.4%

(1)	Non-recurring expenses relating to cost savings effected in 2Q 2012.
(2)	Adjusted EBITDA Margin calculated as Adjusted EBITDA / Net Revenue (ex. Interest expense).

Forward-Looking Statements:

In addition to historical information, this earnings release contains “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2012, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of the futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of OEC, our ability to effectively compete in the futures industry, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

SOURCE GAIN Capital Holdings, Inc.

Investor Relations, MBS Value Partners, Hugh Collins or Lynn Morgen, +1-212-750-5800, gain@mbsvalue.com; or Public Relations, Edelman, Mike Geller or Chris Mittendorf, +1-212-729-2163, mike.geller@edelman.com